  As filed with the Securities and Exchange Commission on October 10, 1997.
                                                      Registration No. 333-29429
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                  --------

                        POST-EFFECTIVE AMENDMENT NO. 1
                                      TO
                                   FORM S-8

                            REGISTRATION STATEMENT
                                    UNDER
                          THE SECURITIES ACT OF 1933

                                  --------

                            MICHAELS STORES, INC.
            (Exact name of registrant as specified in its charter)

                  DELAWARE                                75-1943604
       (State or other jurisdiction                    (I.R.S. Employer
     of incorporation or organization)                Identification No.)

                            8000 BENT BRANCH DRIVE
                             IRVING, TEXAS 75063
                               P.O. BOX 619566
                            DFW, TEXAS 75261-9566
                                (972) 409-1300
   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                            MICHAELS STORES, INC.
                      1997 EMPLOYEES STOCK PURCHASE PLAN
                           (Full title of the plan)

                              R. MICHAEL ROULEAU
                           CHIEF EXECUTIVE OFFICER
                            MICHAELS STORES, INC.
                            8000 BENT BRANCH DRIVE
                             IRVING, TEXAS  75063
                                (972) 409-1300
                   (Name, address, including zip code, and
                    telephone number, including area code,
                            of agent for service)

                               WITH COPIES TO:

    MARK V. BEASLEY, ESQ.                        ROBERT L. ESTEP, ESQ.
    MICHAELS STORES, INC.                      JONES, DAY, REAVIS & POGUE
   8000 BENT BRANCH DRIVE                       2300 TRAMMELL CROW CENTER
    IRVING, TEXAS 75063                              2001 ROSS AVENUE
      (972) 409-1300                                DALLAS, TEXAS 75201
                                                      (214) 220-3939

                                  --------

                       CALCULATION OF REGISTRATION FEE

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                                             Proposed    Proposed
                                             Maximum     Maximum
Title of                       Amount       Offering    Aggregate     Amount of
Securities to                  to be        Price per   Offering    Registration
be Registered              Registered (1)   Share (2)   Price (2)    Fee (2)(3)
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
Common Stock, par value
 $0.10 per share..........  1,000,000        $20.75    $20,750,000     $6,288
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

   1. Represents shares issuable under the Michaels Stores, Inc. 1997 Employees Stock Purchase Plan (the "Plan"). Pursuant to Rule 416, there are also registered hereunder such indeterminate number of additional shares as may become subject to the Plan as a result of the antidilution provisions contained therein.

   2. The registration fee with respect to these shares has been computed in accordance with paragraphs (c) and (h) of Rule 457, based upon the average of the reported high and low sale prices of shares of the Common Stock on the Nasdaq National Market System on June 13, 1997.

   3.    Previously paid.

                                    PART I
                      INFORMATION REQUIRED IN PROSPECTUS

                               EXPLANATORY NOTE

    The information called for by Part I of Form S-8 is included in the description of the Plan to be delivered to persons eligible to purchase shares pursuant to the Michaels Stores, Inc. 1997 Employees Stock Purchase Plan (the "Plan"). Pursuant to the Note to Part I of Form S-8, this information is not being filed with or included in this Form S-8. The purpose of this Post-Effective Amendment No. 1 to Form S-8 is to include a prospectus to be used in connection with reoffers and resales of shares of common stock, par value $0.10 per share, of Michaels Stores, Inc. acquired pursuant to the Plan and has been prepared in accordance with the requirements of Form S-3 pursuant to General Instruction C of Form S-8 relating to such Shares.

REOFFER PROSPECTUS

                               1,000,000 SHARES

                            MICHAELS STORES, INC.

                                 Common Stock

    This Prospectus relates to the offer and sale of up to 1,000,000 shares
(the "Shares") of the common stock, par value $0.10 per share (the "Common Stock"), which have been or may be issued pursuant to the Michaels Stores, Inc. 1997 Employees Stock Purchase Plan (the "Plan") and may be offered and sold from time to time by persons who may be deemed to be affiliates of the Company (collectively, the "Selling Stockholders").

    Sales by the Selling Stockholders may be made through the Nasdaq National Market System, on one or more exchanges, or in the over the counter market, or in negotiated transactions, in each case at prices and at terms then prevailing or at prices related to the then current market price or at negotiated prices and terms. Upon any sale of the Shares offered hereby, the Selling Stockholders and participating agents, brokers or dealers may be deemed to be underwriters as that term is defined in the Securities Act of 1933, as amended (the "Securities Act"), and commissions or discounts or any profit realized on the resale of such securities may be deemed to be underwriting commissions or discounts under the Securities Act. See "Plan of Distribution."

    The Common Stock is quoted on the Nasdaq National Market System under the symbol "MIKE." On October 9, 1997, the closing price of the Common Stock on the Nasdaq National Market System was $33.875.

                                  --------

 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
      EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
          SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
               COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY
                  OF THIS PROSPECTUS.  ANY REPRESENTATION TO
                     THE CONTRARY IS A CRIMINAL OFFENSE.

                                  --------

               The date of this Prospectus is October 10, 1997.

                            AVAILABLE INFORMATION

    The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the public reference facilities maintained by the Commission at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511, and at 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such materials can also be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission and that is located at http://www.sec.gov. The Company's Common Stock is quoted on the Nasdaq National Market. Copies of such reports and other information can also be inspected at the offices of the Nasdaq National Market, 1735 K Street, N.W., Washington, D.C. 20006.

    This Prospectus constitutes a part of a Registration Statement filed by the Company with the Commission under the Securities Act relating to the securities issuable pursuant to the Plan offered hereby. This Prospectus omits certain of the information contained in the Registration Statement, and reference is hereby made to the Registration Statement and to the exhibits relating thereto for further information with respect to the Company and the securities offered hereby. Any statements contained herein concerning the provisions of any document are not necessarily complete, and in each instance reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference.

               INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The Company hereby incorporates by reference into this Prospectus (i) the Company's Annual Report on Form 10-K for the fiscal year ended February 1, 1997, (ii) the Company's Quarterly Report on Form 10-Q for the period ended May 3, 1997, (iii) the Company's Quarterly Report on Form 10-Q for the period ended August 2, 1997, and (iv) the description of the Company's Common Stock contained in the Company's Registration Statement on Form 8-A (Commission File No. 0-11822), filed August 30, 1991.

    All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the termination of the offering made hereby, shall be deemed incorporated by reference in this Prospectus and to be a part of this Prospectus from the date of the filing of such reports.

    Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

    Any person receiving a copy of this Prospectus may obtain, without charge, upon written or oral request, a copy of any of the documents incorporated by reference herein, except for the exhibits to such documents (other than the exhibits expressly incorporated in such documents by reference). Requests should be directed to the General Counsel of the Company at 8000 Bent Branch Drive, Irving, Texas 75063 (telephone: (972) 409-1300).

                                 THE COMPANY

    The Company is the nation's largest retailer dedicated to serving the arts, crafts and decorative items marketplace. The Company's Michaels stores offer a wide selection of competitively priced items, including general crafts, home decor items, picture framing materials and services, art and hobby supplies, party supplies, silk and dried flowers, wearable art and seasonal and holiday merchandise. Since March 1995, when the Company acquired Aaron Brothers Holdings, Inc., the Company has also operated the Aaron Brothers specialty framing and art supply stores located primarily in California. The Company's principal executive offices are located at 8000 Bent Branch Drive, Irving, Texas 75063, and the Company's telephone number at such address is (972) 409-1300.

                               USE OF PROCEEDS

    The Company will not receive any of the proceeds from the sale of Shares by the Selling Stockholders.

                             SELLING STOCKHOLDERS

    This Prospectus covers the purchase from the Selling Stockholders of an aggregate of up to 1,000,000 Shares. Information regarding the identity of the Selling Stockholders, the number of Options granted and certain information relating to the Selling Stockholders will be provided by supplement to this Prospectus.

                             PLAN OF DISTRIBUTION

    The Shares may be sold or otherwise disposed of from time to time by any of the Selling Stockholders in one or more transactions through any one or more of the following: (i) to purchasers directly, (ii) in ordinary brokerage transactions and transactions in which the broker solicits purchasers,
(iii) through underwriters or dealers who may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Stockholders or from the purchasers of the Shares for whom they may act as agent, (iv) the pledge of the Shares as security for any loan or obligation, including pledges to brokers or dealers who may, from time to time, themselves effect distributions of the Shares or interests therein, (v) purchases by a broker or dealer as principal and resale by such broker or dealer for its own account pursuant to this Prospectus, (vi) a block trade in which the broker or dealer so engaged will attempt to sell the Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction and
(vii) an exchange distribution in accordance with the rules of such exchange, or in transactions in the over the counter market including, without limitation, the Nasdaq National Market System. Such sales may be made at prices and at terms then prevailing or at prices related to the then current market price or at negotiated prices and terms. In effecting sales, brokers or dealers may arrange for other brokers or dealers to participate. The Selling Stockholders and any underwriters, brokers, dealers or agents that participate in the distribution of the Shares, may be deemed to be "underwriters" within the meaning of the Securities Act, and any profit on the sale of the Shares by them and any discounts, commissions or concessions received by any such underwriters, brokers, dealers or agents may be deemed to be underwriting commissions or discounts under the Securities Act. In addition, any of the Shares covered by this Prospectus which qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this Prospectus.

    The Company will pay all of the expenses incident to the offering hereby and sale of the Shares to the public other than underwriting discounts or commissions, brokers' fees and the fees and expenses of any counsel to the Selling Stockholders related thereto.

                                LEGAL MATTERS

    Certain legal matters in connection with the validity of the Common Stock offered hereby have been passed upon for the Company by Jones, Day, Reavis & Pogue, Dallas, Texas. Michael C. French, a consultant to Jones, Day, Reavis & Pogue, is a director of the Company.

                                   EXPERTS

    The consolidated financial statements of Michaels Stores, Inc. incorporated by reference in the Company's Annual Report (Form 10-K) for the year ended February 1, 1997, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report incorporated by reference therein and incorporated by reference herein. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                           FORWARD-LOOKING INFORMATION

    Certain statements contained in this Prospectus (including the documents incorporated by reference herein) which are not historical facts are forward-looking statements that involve risks and uncertainties, including, but not limited to, customer demand and trends in the arts, crafts and decorative items industry, related inventory risks due to shifts in customer demand, the effect of economic conditions, the impact of competitors' locations and pricing, the availability of acceptable real estate locations for new stores, difficulties with respect to new technologies such as point-of-sale systems, supply constraints or difficulties, the results of financing efforts, the effect of the Company's accounting policies and other risks detailed in this Prospectus (including the documents incorporated by reference herein).

NO PERSON HAS BEEN AUTHORIZED IN
CONNECTION WITH THE OFFERING HEREBY TO
GIVE ANY INFORMATION OR TO MAKE ANY                   1,000,000 SHARES
REPRESENTATION NOT CONTAINED IN THIS
PROSPECTUS AND, IF GIVEN OR MADE, SUCH
INFORMATION OR REPRESENTATION MUST NOT
BE RELIED UPON AS HAVING BEEN AUTHORIZED
BY THE COMPANY.  THIS PROSPECTUS DOES NOT          MICHAELS STORES, INC.
CONSTITUTE AN OFFER TO SELL OR A
SOLICITATION OF AN OFFER TO BUY ANY
SECURITIES TO ANY PERSON OR BY ANYONE IN
ANY JURISDICTION WHERE SUCH OFFER OR
SOLICITATION WOULD BE UNLAWFUL.  NEITHER
THE DELIVERY OF THIS PROSPECTUS NOR ANY
SALE MADE HEREUNDER SHALL, UNDER ANY                    COMMON STOCK
CIRCUMSTANCES, CREATE ANY IMPLICATION THAT
THE INFORMATION CONTAINED HEREIN IS CORRECT
AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.

        -----------------

        TABLE OF CONTENTS
                                                      ---------------
                                   Page
                                   ----                  PROSPECTUS
Available Information..............  3
                                                      ---------------
Incorporation of Certain
  Documents by Reference...........  3

The Company........................  4

Use of Proceeds....................  4

Selling Stockholders...............  4

Plan of Distribution...............  4

Legal Matters......................  5                OCTOBER 10, 1997

Experts............................  5

Forward-Looking Information........  5

                                   PART II

              INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

    ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.

    The following documents, which have been filed with the Securities and Exchange Commission (the "Commission") by Michaels Stores, Inc. (the "Company") are incorporated by reference, as of their respective dates, in this Registration Statement:

     (i) The Company's Annual Report on Form 10-K for the fiscal year ended February 1, 1997;

    (ii) The Company's Quarterly Report on Form 10-Q for the period ended May 3, 1997; and

   (iii) The Company's Quarterly Report on Form 10-Q for the period ended August 2, 1997; and

    (iv) The description of the Company's Common Stock contained in the Company's Registration Statement on Form 8-A (Commission File No. 0-11822), filed August 30, 1991.

In addition, all documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for all purposes of this Registration Statement to the extent that a statement contained herein or therein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

    ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL.

    Certain legal matters in connection with the validity of the Common Stock offered hereby have been passed upon for the Company by Jones, Day, Reavis & Pogue, Dallas, Texas. Michael C. French, a consultant to Jones, Day, Reavis & Pogue, is a director of the Company.

    ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Section 145 of the Delaware General Corporation Law empowers a corporation to indemnify its directors and officers or former directors or officers and to purchase insurance with respect to liability arising out of their capacity or status as directors and officers. Such law provides further that the indemnification permitted thereunder shall not be deemed exclusive of any other rights to which the directors and officers may be entitled under a corporation's certificate of incorporation, bylaws, any agreement or otherwise.

    Reference is made to Article Nine of the Company's Restated Certificate of Incorporation, as amended, which appears as Exhibit 4.1 to this Registration Statement, which provides for indemnification of directors and officers.

    Reference is also made to Article IX of the Company's amended Bylaws which appear as Exhibit 4.2 to this Registration Statement and provides for indemnification of directors and officers.

    Additionally, the Company has entered into Indemnity Agreements with certain of its executive officers and directors.

    The Company has procured insurance that purports (i) to insure it against certain costs of indemnification that may be incurred by it pursuant to the provisions referred to above or otherwise and (ii) to insure the directors and officers of the Company against certain liabilities incurred by them in the discharge of their functions as directors and officers except for liabilities arising from their own malfeasance.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Securities Act"), may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

    ITEM 8.  EXHIBITS.

    The following is a list of all exhibits filed as a part of this Registration Statement on Form S-8, including those incorporated herein by reference.

Exhibit
Number     Description of Exhibit
-------    ----------------------

  4.1      Restated Certificate of Incorporation of the Registrant. (1)

  4.2      Amended and Restated Bylaws of the Registrant. (2)

  4.3      Form of Common Stock Certificate. (2)

  5.1      Opinion of Jones, Day, Reavis & Pogue. (3)

 23.1      Consent of Ernst & Young LLP. (4)

 23.2 Consent of Jones, Day, Reavis & Pogue is contained in the opinion filed as Exhibit 5.1 hereto.

 24.1      Power of Attorney. (3)

 99.1      Michaels Stores, Inc. 1997 Employees Stock Purchase Plan. (3)

---------------

(1) Previously filed as an Exhibit to the Registrant's Registration Statement on Form S-8 (No. 33-54726) and incorporated herein by reference.

(2) Previously filed as an Exhibit to the Registrant's Annual Report on Form 10-K for the year ended January 30, 1994 and incorporated herein by reference.

(3) Previously filed.

(4) Filed herewith.

ITEM 9.  UNDERTAKINGS.

    a.   The undersigned Registrant hereby undertakes:

         (a) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

              1) to include any prospectus required by Section 10(a)(3) of the Securities Act;

              2) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

              3) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

    provided, however, that paragraphs (A)(1)(i) and (A)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

         (b) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof; and

         (c) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    b. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the undersigned Company's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

    c. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer, or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irving, State of Texas on October 10, 1997.

                                       MICHAELS STORES, INC.


                                       By: /s/ Bryan M. DeCordova
                                          ------------------------------------
                                          Bryan M. DeCordova
                                          Executive Vice-President - Chief
                                          Financial Officer

    Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to Registration Statement on Form S-8 has been signed below by the following persons in the capacities indicated.

        Signatures                      Title
        ----------                      -----


---------------------------         Chairman of the           October 10, 1997
Sam Wyly                           Board of Directors


             *
---------------------------      Vice Chairman of the         October 10, 1997
Charles J. Wyly, Jr.              Board of Directors


             *
---------------------------          President and            October 10, 1997
R. Michael Rouleau              Chief Executive Officer
                             (Principal Executive Officer)


             *                 Executive Vice President -     October 10, 1997
---------------------------      Chief Financial Officer
Bryan M. DeCordova              (Principal Financial and
                                   Accounting Officer)


             *
---------------------------        Managing Director          October 10, 1997
Evan A. Wyly


             *
---------------------------      Managing Director and        October 10, 1997
Donald R. Miller, Jr.           Vice President - Market
                                      Development


             *
---------------------------        Managing Director          October 10, 1997
Michael C. French


             *
---------------------------           Director                October 10, 1997
Dr. F. Jay Taylor


             *
---------------------------           Director                October 10, 1997
Richard E. Hanlon

-------------------
* The undersigned, by signing his name hereto, does sign and execute this Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 as of October 10, 1997, pursuant to the Powers of Attorney executed on behalf of the above-named officers and directors and filed with the Securities and Exchange Commission.


                                       By: /s/ Bryan M. DeCordova
                                          ------------------------------------
                                          Bryan M. DeCordova
                                          Executive Vice-President - Chief
                                          Financial Officer

                               INDEX TO EXHIBITS

Exhibit
Number     Description of Exhibit
-------    ----------------------

   4.1     Restated Certificate of Incorporation of the Registrant.(1)
   4.2     Amended and Restated Bylaws of the Registrant. (2)
   4.3     Form of Common Stock Certificate. (2)
   5.1     Opinion of Jones, Day, Reavis & Pogue. (3)
  23.1     Consent of Ernst & Young LLP. (4)
  23.2 Consent of Jones, Day, Reavis & Pogue is contained in the opinion filed as Exhibit 5.1 hereto.
  24.1     Power of Attorney. (3)
  99.1     Michaels Stores, Inc. 1997 Employees Stock Purchase Plan. (3)

-------------------
(1) Previously filed as an Exhibit to the Registrant's Registration Statement on Form S-8 (No. 33-54726) and incorporated herein by reference.

(2) Previously filed as an Exhibit to the Registrant's Annual Report on Form 10-K for the year ended January 30, 1994 and incorporated herein by reference.

(3)  Previously filed.

(4)  Filed herewith.